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                                   EXHIBIT 23


                        CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 2-76697, 33-1805, 33-22289, 33-50248 and 33-74488) and the
registration statements on Form S-3 (Files Nos. 2-96502 and 33-14873 Amendment No. 1) of our reports, dated August 12, 1995 except for Note 4, as to which the date is September 6, 1995, accompanying the consolidated financial statements and financial statement schedules of Quixote Corporationand Subsidiaries as of June 30, 1995 and 1994, and for each of the years ended June 30, 1995, 1994, and 1993, which report is included in this Annual Report on Form 10-K of Quixote Corporation.








                                               /s/ Coopers & Lybrand L.L.P.


Chicago, Illinois
September 27, 1995